Exhibit 10.13

ROBERT POTASHNICK EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this

29th day of December 2020, by and between FOXO Technologies, Inc., a Delaware corporation (the Company”) and Robert Potashnick (the “Executive”).

RECITALS

WHEREAS, the Company desires to enter into this Agreement with the Executive for his full-time employment to serve as its Chief Financial Officer; and

WHEREAS, the Executive desires to serve as the Chief Financial Officer of the Company and enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the recitals above and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive (collectively the “Parties” and each a “Party”) agree as follows:

1.	Title, Duties and Term of Employment:

(a) Executive will serve as the Chief Financial Officer of the Company and report to the Company’s Chief Executive Officer and Board of Directors. Executive understands and agrees that the Company is a rapidly growing organization and the precise nature of the work of the Chief Financial Officer asked to be completed on behalf of the Company may be adjusted from time to time but, in any event, the duties and responsibilities will include those duties and responsibilities normally associated with and appropriate for someone in the position of Chief Financial Officer, which shall include, but not be limited to preparing and maintaining the Company’s financial reporting to the SEC in compliance with GAAP and all regulatory requirements, providing day-to- day effective oversight of all operational and regulatory matters, ensuring operational integrity and best practices; helping the Company to achieve and exceed strategic and operating goals; presenting and maintaining investor relationships in support of the strategies and objectives of the Company; advising the Board of Directors (“Board”) and the Chief Executive Officer concerning Company performance, strategy, operations, initiatives and developments in the industry; working with outside accounting, audit, tax, SOX, legal counsel, advisors, and other vendors appropriate; and travel as needed and requested by the Company.

(b) Executive shall perform his duties and responsibilities to the best of his professional skill and ability. In all such matters, Executive will act in good faith, in the best interests of the Company.

(c) Executive’s employment under this Agreement shall commence on or before January 14, 2021 (the “Commencement Date”). Executive’s employment shall continue until such time either party terminates this agreement pursuant to paragraph 3 of this Agreement. The period during which Executive’s employment continues in effect pursuant to this Agreement is hereinafter referred to as the Employment Period.

2.	Compensation: During the Employment Period, Executive shall be compensated as follows:

(a) Base Salary: As used in this Agreement, the term “Base Salary” refers to the annual amount of Executive’s salary, and does not include any other amounts. For example, Base Salary does not include option or incentive compensation or bonus awards. For the services to be rendered by Executive, the Company agrees to pay Executive a Base Salary of $180,000 per year, subject to all payroll deductions as required by law. Executive’s Base Salary shall be reviewed annually throughout the Employment Period.

(b) Standard Incentive Compensation: The Executive shall participate in the Company’s discretionary Standard Incentive Compensation Plan. The Standard Incentive Compensation Plan is subject to review and change by the approval of the Board of Directors. Currently, the Company’s Standard Incentive Compensation Plan provides all employees with the opportunity to receive an annual bonus of up to 20% of an individual’s base salary, paid semi- annually pursuant to management performance reviews. The Company may pay the Standard Incentive Compensation bonus compensation in the form of cash or stock options.

(c) Executive Incentive Compensation: The Compensation Committee of the Board of Directors shall work with the Executive to develop an Executive Incentive Compensation plan that creates benchmark goals and objectives for key executives and provides additional bonus compensation opportunities key executives to receive additional annual bonus of up to 20% of an individual’s Base Salary upon achievement of specified goals and objectives of the Company. In the absence of the development of such Executive Incentive Compensation plan, the Executive shall be eligible for an additional annual bonus of up to 20% of the Executive’s Base Salary based on meeting the objectives in the Standard Incentive Compensation Plan.

(d) Signing Bonus & Initial Option Grant: Within thirty days of the Commencement Date, the Company shall compensate the Executive with (i) a cash compensation signing bonus of

$30,000; and (ii) an initial grant of incentive stock options valued in an amount of $360,000 of the Company’s common stock, with a strike price of approximately $3.60 per share (subject to final adjustment per the Company’s Certificate of Incorporation) and shall vest in accordance with the Company’s 2020 Equity Incentive Compensation Plan and Incentive Stock Option Agreement (copies of which have been provided to the Executive).

(e) Benefit Plans and Programs: Beginning on the Commencement Date, Executive shall be entitled to participate in all employee benefit plans and programs made available by the Company to the Company’s executive employees generally, including, without limitation: health insurance, dental insurance, life insurance, disability insurance, 401k plan and health spending account (HSA) plan. During the Employment Period, the Company shall the same portion of the costs of such benefits and programs as other senior executive employees for Executive. In the event that the provision of, or payment for, such benefits is prohibited or otherwise adversely impacted by the Patient Protection and Affordable Care Act or other similar laws, the Parties shall negotiate in good faith to determine an equitable benefit in lieu thereof.

(f) Vacation and Personal Days: Executive shall receive paid vacation during the Employment Period of no less than 20 days per calendar year.

(g) Reimbursement: Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses, including but not limited to Executive’s monthly cell phone bill, that Executive incurs during the Employment Period. The Company also agrees to reimburse Executive for all reasonable expenses incurred in relation to keeping Executive’s CPA license active, including but not limited to annual dues for the AICPA, MNCPA, and Minnesota Board of Accountancy, and fees for continuing professional education courses.

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3.	Termination of Employment:

(a) Terms Applicable to Any Type of Termination: In the event of a termination of Executive’s employment, the Company shall pay Executive: (A) any unpaid Base Salary on the Company’s regular payday, prorated to the effective date of termination; and (B) the dollar value of all accrued and unused vacation benefits based upon Executive’s Base Salary. The Company shall also reimburse Executive in accordance with and subject to the requirements of the Company’s expense reimbursement practices for any reasonable and necessary business expenses incurred by Executive on behalf of the Company on or before the date on which his employment terminates, and reported and properly documented on expense reports.

(b) Termination Without Cause: The Company shall have the right to terminate Executive’s employment without cause during the Employment Period upon notice to Executive. In the event of a Termination Without Cause, the Company will pay Executive severance compensation in an amount equal to an amount of one half of Executive’s Base Salary in effect on the date on which Executive’s employment is terminated, payable in a lump sum within thirty (30) days after the date of the termination. If Executive is eligible for and elects to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will also pay Executive a bonus under the Incentive Compensation Plan prorated based upon the number of days for which Executive was employed during the period for which such payments are made (e.g., quarter), and any Options or other equity incentives which have been granted to Executive shall fully vest on the date of termination.

(c) Termination For Cause: The Company shall have the right immediately to terminate Executive’s employment for cause during the Employment Period upon notice to Executive.

(i) Termination For Cause shall mean:

(A) A breach by Executive of any term of this Agreement or of Executive’s fiduciary duties to the Company, which breach remains uncured more than thirty (30) days after Executive receives written notice from Company specifying such breach;

(B) The material failure of Executive to perform Executive’s duties or responsibilities as Chief Financial Officer which remains uncured more than thirty (30) days after Executive receives written notice from Company specifying such failure (“Failure Notice”);

(C) Executive’s violation of any law, statute or regulation relating to the operation of the Company’s business; or

(D) The commission of, or conviction for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a crime or any conduct of Executive which involves moral turpitude.

(ii) If Executive’s employment is Terminated For Cause, except as set forth in subparagraph 3(a), the Company shall have no obligation to make payments of any kind to Executive.

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(d) Resignation for Good Reason: Executive shall have the right to resign from employment with the Company for Good Reason during the Employment Period upon notice to the Company.

(i) As used in this Agreement, the term “Good Reason” means (a) a breach of this Agreement by the Company which breach, where curable, has not been cured within thirty (30) days after written notice to the Company setting forth the particulars of such alleged breach; (b) a reduction in Executive’s Base Salary; (c) assignment to Executive of duties inconsistent with the Executive’s position, or a diminution in Executive’s authority, responsibility, status, title, or offices; (d) relocation of Executive’s primary office to a location more than thirty (30) miles away from Executive’s primary office location as of the Commencement Date; (f) a Change in Control; and (j) the failure of the Company to comply fully with its obligations under subparagraph 9(d) of this Agreement. The Executive shall not be able to resign for Good Reason once the Executive has been provided a Failure Notice under Section 3(c)(i)(B) until such time the Company has agreed in writing that such failure has been cured (a “Remedied Notice”).

(ii) In the event of a Resignation for Good Reason, Executive shall be entitled to all payments and other benefits provided under subparagraphs 3(a) and 3(b) above.

(e) Voluntary Resignation: Executive may voluntarily resign Executive’s employment under this Agreement without Good Reason at any time; however Executive agrees to provide at least thirty (30) days advance written notice to the Company.

(f) Death: If Executive’s employment ends through Executive’s death, Executive shall be entitled to all payments and other benefits provided under subparagraph 3(a) above. The Company will also pay Executive’s estate a bonus under the any incentive compensation plans prorated based upon the number of days for which Executive was employed during the period for which such payments are made (e.g., quarter).

4.	Confidential Information:

(a) Confidential Information: As used in this Agreement, the term “Confidential Information” means information in whatever form, pertaining to the business of the Company that is not generally known outside of the Company, or that is known outside of the Company through improper means. Without limiting the foregoing definition, Confidential Information includes, but is not limited to: (i) technical information, formulas, teaching and development techniques, methodologies, processes, trade secrets, computer programs, electronic codes, designs, product development information, inventions, improvements, and research projects; (ii) information about finances, costs, profits, markets, proposals, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.

(b) Non-Disclosure of Confidential Information: During the Employment Period, Executive agrees to hold all Confidential Information in strict confidence and trust for the sole benefit of the Company and Executive agrees that Executive will not disclose any Confidential Information, directly or indirectly, to anyone outside of the Company, and Executive will not use, copy, publish, summarize, or remove from Company premises Confidential Information except to the extent necessary to carry out Executive’s responsibilities as an employee of the Company. After Executive’s employment with the Company ends, Executive will not, directly or indirectly, use or disclose any Confidential Information to any person or entity, except as authorized in advance by an officer of the Company in writing. The restrictions in this subparagraph, however, will not apply to Confidential Information that is or has become known to the public generally through no fault of or breach by Executive, or was previously known to Executive other than as a result of employment with the Company.

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5.	Non-Solicitation Covenants:

(a) Non-Solicitation of Employees: Executive agrees that, during the Employment Period, and for a period of twelve (12) months following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not, directly or indirectly, solicit, or attempt to solicit, for employment, with Executive or with any other person or entity, any employee of the Company.

(b) Non-Solicitation of Customers or Financing Relationships: Executive agrees that, during the Employment Period, and for a period of twelve (12) months following the termination of Executive’s employment, regardless of the reason for such termination, Executive will not, directly or indirectly, solicit any business for Executive, or for any other person or entity, from any client or financing relationship of the Company with which Executive had contact within the twelve

(12) months prior to the termination of Executive’s employment with the Company or concerning which Executive had access to Confidential Information, during and by virtue of Executive’s employment with the Company.

6.	Resolution of Disputes:

The Parties agree submit any disputes between them to final and binding arbitration pursuant to the then-current AAA national rules for the resolution of employment disputes before a neutral arbitrator selected from the list of Arbitrators. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY DISPUTE INVOLVING THIS AGREEMENT, THE EXECUTIVE’S EMPLOYMENT, TERMINATION, COMPENSATION, OR BENEFITS AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE, OR MAY HAVE, TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE.

In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten or prior agreements, or to construe implied terms or covenants into the Agreement. In reaching a decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to which party drafted it. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact, and shall set forth such facts as support the decision, as well as conclusions of law, and the reasons and bases for the opinion. In the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator’s act of exceeding his or her powers shall be grounds for granting such relief. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

7.	Jurisdiction and Venue:

To the extent that either party is permitted to file any action in court that involves any aspect of this Agreement, or arises out of, or is related to or connected with Executive’s employment, compensation or benefits, or the termination thereof, the parties agree that such action must be brought in either federal court in Minnesota, or in state courts of the Fourth Judicial District (Hennepin County), and the parties irrevocably consent to jurisdiction and venue in such courts.

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8.	Attorneys’ Fees:

Should any arbitration or litigation commence between the parties concerning this Agreement or the rights and obligations of either party, whether it be an action for damages, equitable or declaratory relief, if the party commencing legal action is the prevailing party in any arbitration or litigation, said party shall be entitled to recovery from the other party, as an element of its costs, in addition to other relief as may be granted by the arbitrator or court, reasonable sums as and for attorneys’ fees incurred in such arbitration or litigation.

9.	Miscellaneous Provisions:

(a) All payments required to be made by the Company to Executive (or his heirs, executors, administrators, or estate) shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or order.

(b) The Company’s or Executive’s refraining from exercising any right under this Agreement for a reasonable period of time when it is permissible for the Company or Executive to exercise such right shall not constitute a waiver by either of them of any such right, unless so provided in a writing signed by both Parties and shall not prevent the Company or Executive from exercising any such right at any time.

(c) Executive agrees to keep the financial terms of this Agreement confidential; provided, however, that Executive may disclose the financial terms of this Agreement to his attorney, accountant, financial advisor and spouse, and to government agencies for the purpose of payment or collection of taxes or application for unemployment compensation benefits. Executive may also disclose the financial terms of this Agreement if required to do so by lawful subpoena, in any proceeding to enforce the terms of this Agreement, or in any mediation or arbitration under the terms of this Agreement. Executive may also disclose the existence and terms of the covenants in paragraphs 4 and 5 of this Agreement to any prospective or subsequent employer.

(d) If any claim is asserted or any litigation is threatened or pursued against Executive by a previous employer or an affiliate of a previous employer related to Executive’s previous employment, the Company shall either: (i) defend and indemnify Executive, and hold Executive harmless, against and in respect of any and all such demands, judgments, costs, and expenses (including reasonable attorneys’ fees), losses, and damages arising from such claim or litigation; or (ii) terminate Executive’s employment Without Cause as provided under subparagraph 3(b) of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement shall only be made upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”). To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to the Executive must be incurred during the Employment Period (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (iii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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(f) All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by Federal Express or UPS next-day delivery, or by certified express mail, return receipt requested, postage prepaid, to the parties to this Agreement as the following addresses or to such other address as either party may specify by notice to the other:

If to the Company:

Chief Executive Officer

FOXO Technologies, Inc.

220 S 6th St #1200

Minneapolis, MN 55415

If to the Executive:

Robert Potashnick

10.	Prior Obligations and Information of Others:

(a) Prior Obligations: Executive represents and warrants that he is free to enter into this Agreement and accept employment with the Company upon the terms and conditions set forth in this Agreement, and that the terms and conditions in this Agreement will not cause Executive to violate any obligation that Executive owes to any prior employer.

(b) Information of Others: During Executive’s employment with the Company, Executive will not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information of any prior employer in violation of any obligation that Executive owes to such prior employer.

11.	Effective Date: Each of the Parties is signing this Agreement with the intent to be legally bound by it. This Agreement shall become effective upon the date on which Executive executes a copy of this Agreement that has already been signed by the Chief Executive Officer on behalf of the Company, and delivers the executed Agreement to the Company.

12.	Construction: Except as may be expressly provided herein, the validity, interpretation, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of Minnesota, without application of its conflict of laws principles.

13.	Successors and Assigns: This Agreement shall be binding upon the parties’ heirs, successors and assigns. The obligations and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

14.	Severability: If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or by an arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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15.	Entire Agreement: This Agreement is the entire agreement between the parties concerning the terms of Executive’s employment and supersedes any and all prior agreements or understandings between them concerning its subject matter, oral or written. This Agreement may be not changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing signed by Executive and the President.

16.	No Waiver: The waiver by either party of any term, condition or provision of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision of this Agreement.

17.	Voluntary Agreement: Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, each has carefully read and fully understands all provisions of this Agreement, each has had opportunity to review any and all aspects of this Agreement with the legal, tax, or other advisors of such party’s choice, and each is voluntarily entering into this Agreement.

18.	Photocopies: Photocopies of this signed Agreement are as binding and as legally enforceable as a signed original.

For FOXO Technologies, Inc.

By:	/s/ Jon Saves
Jon Sabes

12/29/2020
Date

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By:	/s/ Robby Potashnick
Robby Potashnick

12/29/2020
Date